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                     May 24, 2022

       Bryan D. Murray
       Chief Financial Officer
       NETGEAR, INC.
       350 East Plumeria Drive
       San Jose, CA 95134

                                                        Re: NETGEAR, INC.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 18,
2022
                                                            File No. 000-50350

       Dear Mr. Murray:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Andrew Kim